Exhibit 99.1

Accuray Reports Fiscal 2025 First Quarter Financial Results

Strong Start to Fiscal Year, Raises 2025 Guidance

MADISON, Wis, November 6, 2024 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the first quarter ended September 30, 2024.

“We continue to make solid progress in the execution of our strategic growth agenda and performed better than expected in the first quarter and are on track to deliver our fiscal 2025 plan. Our performance in the China region was strong and we saw significant interest in the recently introduced Accuray Tomo® C System and growth in our service business. I could not be more excited about where we are, as the company executes our strategy to drive top line and adjusted EBITDA growth transforming our competitive position in the global radiotherapy market," said Suzanne Winter, Chief Executive Officer.

Fiscal First Quarter Results

Total net revenue in the first quarter of fiscal 2025 was $101.5 million, compared to $103.9 million in the prior fiscal year first quarter. Product revenue in the first quarter of fiscal 2025 was $48.4 million, compared to $53.4 million in the prior fiscal year first quarter. Service revenue in the first quarter of fiscal 2025 was $53.2 million, compared to $50.5 million in the prior fiscal year first quarter. Total net revenue on a constant currency basis was $102.0 million.

Total gross profit in the first quarter of fiscal 2025 was $34.5 million, or 33.9 percent of total net revenue, compared to total gross profit of $39.5 million, or 38.0 percent of total net revenue, in the prior fiscal year first quarter.

Operating expenses in the first quarter of fiscal 2025 were $36.6 million, compared to $37.3 million in the prior fiscal year first quarter.

Net loss in the first quarter of fiscal 2025 was $4.0 million, or $0.04 per share, compared to a net loss of $3.0 million, or $0.03 per share, in the prior fiscal year first quarter. Adjusted EBITDA in the first quarter of fiscal 2025 was $3.1 million, compared to $6.5 million in the prior fiscal year first quarter.

Gross product orders in the first quarter of fiscal 2025 totaled $55.4 million compared to $63.7 million in the prior fiscal year first quarter. The book to bill ratio was 1.1 in the first quarter of fiscal 2025, compared to a book to bill ratio of 1.2 in the same period in the prior fiscal year. Order backlog as of September 30, 2024 was $468.6 million, which is approximately 4 percent lower than at the end of the prior fiscal year first quarter.

Cash, cash equivalents, and short-term restricted cash were $59.7 million as of September 30, 2024, a decrease of $9.4 million from June 30, 2024, primarily due to the build-up of inventory as we ramp up manufacturing for increased shipments in the coming quarters.

Fiscal Year 2025 Financial Guidance

Accuray’s financial guidance is based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market, economic and geopolitical conditions, including any recovery in the U.S. radiotherapy market; supply chain disruption, and the factors set forth under “Safe Harbor Statement” below.

The Company is raising guidance for fiscal year 2025 as follows:

•
Total revenue is expected in the range of $462 million to $472 million.
•
Adjusted EBITDA is expected in the range of $28 million to $30 million.

Guidance for non-GAAP financial measures excludes depreciation and amortization, stock-based compensation, interest expense, and provision for income taxes. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the first quarter of fiscal 2025 as well as recent corporate developments. Conference call dial-in information is as follows:

•
U.S. callers: (833) 316-0563
•
International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 2342044. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the second quarter of fiscal 2025.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA, and net revenue on a constant currency basis.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, and ERP and ERP related expenditures. (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

Accuray has also reported certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of foreign currency exchange rate fluctuations. Management believes disclosure of non-GAAP constant currency results is helpful to investors because it facilitates period-to-period comparisons of the company’s results by increasing the transparency of the underlying performance by excluding the impact of foreign currency exchange rate fluctuations. The GAAP measure most directly comparable to net revenue on a constant currency basis is net revenue. Accuray calculates the constant currency amounts by translating local currency amounts in the current period using the same foreign translation rate used in the prior period being compared against rather than the actual exchange rate in effect during the current period.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including expectations regarding: total revenue and adjusted EBITDA; the company’s ability to invest on innovations and provide customers with products that enables them to elevate cancer care; the company's ability to benefit from advances in long-term growth and profitability drivers; the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; the company's ability to deliver on its strategic growth agenda and fiscal 2025 plans, ability to progress against long-term strategic goals, and ability to continue adoption and expansion of access of its technologies; the company’s ability to execute on margin and profitability expansion initiatives; expectations regarding commercial strategy and execution as well as growth opportunities; expectations regarding the company’s China joint venture and the Tomo® C System; expectations related to the amount and timing of realizing deferred margin from the company’s China joint venture; expectations with respect to strategic partnerships and collaborations; expectations related to the markets and regions in which the company operates and its ability to gain share in those markets and regions; expectations regarding new product introductions and innovations, and related regulatory submissions and approvals, including with respect to the Accuray HelixTM platform and CENOS online adaptive solution, and their effect on use and adoption of the company's products; expectations regarding orders and service business growth as well as revenue, margin and adjusted EBITDA growth; expectations regarding backlog; expectations regarding the company’s enterprise resource planning system; expectations regarding the company’s addressable market; and the company’s ability to advance patient care and offer value to its customer. These forward-looking statements involve risks and uncertainties. If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2024, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Aman Patel, CFA	Beth Kaplan
Investor Relations, ICR-Westwicke	Public Relations Director, Accuray
+1 (443) 450-4191	+1 (408) 789-4426
aman.patel@westwicke.com	bkaplan@accuray.com

###

Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2024	2023
Net revenue:
Products	$48,369	$53,350
Services	53,176	50,542
Total net revenue	101,545	103,892
Cost of revenue:
Cost of products	32,461	35,699
Cost of services	34,615	28,700
Total cost of revenue	67,076	64,399
Gross profit	34,469	39,493
Operating expenses:
Research and development	12,116	14,013
Selling and marketing	11,682	10,244
General and administrative	12,820	13,023
Total operating expenses	36,618	37,280
Income (loss) from operations	(2,149)	2,213
Income (loss) from equity method investment, net	(72)	431
Interest expense	(2,955)	(2,922)
Other income (expense), net	1,847	(759)
Loss before provision for income taxes	(3,329)	(1,037)
Provision for income taxes	625	1,932
Net loss	$(3,954)	$(2,969)
Net loss per share - basic and diluted	$(0.04)	$(0.03)
Weighted average common shares used in computing loss per share:
Basic and diluted	100,225	96,555

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	June 30,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$59,209	$68,570
Restricted cash	485	485
Accounts receivable, net	91,789	92,001
Inventories	154,883	138,324
Prepaid expenses and other current assets	21,456	23,006
Deferred cost of revenue	1,721	850
Total current assets	329,543	323,236
Property and equipment, net	25,342	24,774
Investment in joint venture	6,045	9,826
Lease right-of-use assets, net	33,136	33,773
Goodwill	57,810	57,672
Intangible assets, net	48	59
Long-term restricted cash	1,438	1,337
Other assets	19,716	17,950
Total assets	$473,078	$468,627
Liabilities and equity
Current liabilities:
Accounts payable	$49,808	$50,020
Accrued compensation	17,540	17,128
Lease liabilities, current	6,779	6,218
Other accrued liabilities	25,457	28,508
Customer advances	13,132	13,988
Deferred revenue	81,321	71,649
Short-term debt	7,769	7,756
Total current liabilities	201,806	195,267
Lease liabilities, non-current	31,773	32,373
Long-term other liabilities	7,335	7,389
Deferred revenue, non-current	24,470	24,114
Long-term debt	162,471	164,400
Total liabilities	427,855	423,543
Equity:
Common stock	100	100
Additional paid-in capital	569,240	566,887
Accumulated other comprehensive loss	(2,482)	(4,222)
Accumulated deficit	(521,635)	(517,681)
Total equity	45,223	45,084
Total liabilities and equity	$473,078	$468,627

Accuray Incorporated

Summary of Orders and Backlog

(in thousands, except book to bill ratio)

(Unaudited)

	Three Months Ended September 30,
	2024	2023
Gross orders	$55,365	$63,734
Net orders	29,656	31,740
Order backlog	468,607	489,031
Book to bill ratio (a)	1.1	1.2

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2024	2023
GAAP net loss	$(3,954)	$(2,969)
Depreciation and amortization (a)	1,464	1,251
Stock-based compensation	2,354	2,392
Interest expense, net (b)	2,652	2,628
Provision for income taxes	625	1,932
ERP and ERP related expenditures	—	1,270
Adjusted EBITDA	$3,141	$6,504

(a) Consists of depreciation on property and equipment and amortization of intangibles.

(b) Consists of interest expense net of interest income.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected GAAP Net Loss to Projected Adjusted EBITDA

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2025
	From	To
GAAP net loss	$(4,500)	$(2,500)
Depreciation and amortization (a)	6,500	6,500
Stock-based compensation	10,000	10,000
Interest expense, net (b)	13,000	13,000
Provision for income taxes	3,000	3,000
Adjusted EBITDA	$28,000	$30,000

(a) Consists of depreciation on property and equipment and amortization of intangibles.

(b) Consists of interest expense net of interest income.